Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 21, 2020, relating to the consolidated financial statements of Kaleyra, Inc., which appears in the Annual Report on Form 10-K of Kaleyra, Inc. for the year ended December 31, 2019.

/s/ BPM LLP

San Jose, California
April 28, 2020